Exhibit 99.1
October 30, 2024

Prudential Financial, Inc. Announces
Third Quarter 2024 Results

•Net income attributable to Prudential Financial, Inc. of $448 million or $1.24 per Common share versus net loss of $802 million or $2.23 per share for the year-ago quarter.
•After-tax adjusted operating income of $1.260 billion or $3.48 per Common share versus $1.332 billion or $3.62 per share for the year-ago quarter.
•Book value per Common share of $84.47 versus $70.82 per share for the year-ago quarter; adjusted book value per Common share of $98.71 versus $94.19 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $4.3 billion, in-line with the year-ago quarter.
•Assets under management(2) of $1.558 trillion versus $1.361 trillion for the year-ago quarter.
•Capital returned to shareholders of $721 million in the third quarter, including $250 million of share repurchases and $471 million of dividends, versus $711 million in the year-ago quarter. Dividends paid in the third quarter were $1.30 per Common share, representing a 5% yield on adjusted book value.

Charlie Lowrey, Chairman & CEO, commented on results:

"Our third quarter performance reflects continued momentum in our global investment, insurance, and retirement businesses.

Prudential reported robust sales across our U.S. and international insurance and retirement businesses, as well as strong investment performance and private credit originations in PGIM.

We also continue to shift our business mix, through the recently announced $11 billion Guaranteed Universal Life reinsurance transaction, and by expanding our distribution capabilities and diversifying our products to grow our market-leading businesses.

We remain well positioned to deliver long-term value for our stakeholders and help our customers around the world live better lives, longer."

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Prudential Financial, Inc. Third Quarter 2024 Earnings Release	Page 2
NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported third quarter results. Net income attributable to Prudential Financial, Inc. was $448 million ($1.24 per Common share) for the third quarter of 2024, compared to a net loss of $802 million ($2.23 per Common share) for the third quarter of 2023. After-tax adjusted operating income was $1.260 billion ($3.48 per Common share) for the third quarter of 2024, compared to $1.332 billion ($3.62 per Common share) for the third quarter of 2023.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $241 million for the third quarter of 2024, compared to $211 million in the year-ago quarter. This increase primarily reflects higher asset management fees, partially offset by higher expenses.
PGIM assets under management of $1.400 trillion were up 15% from the year-ago quarter, primarily resulting from equity market appreciation, lower interest rates, investment performance, and net inflows. Total net flows in the quarter of $3.2 billion reflect affiliated net inflows of $6.4 billion, partially offset by $3.2 billion of third-party net outflows. Third-party net outflows reflect institutional outflows of $4.5 billion and retail inflows of $1.3 billion, both primarily driven by fixed income. Total net flows on a year-to-date basis were $29.2 billion, including $15.3 billion of affiliated and $13.9 billion of third-party flows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $1.108 billion for the third quarter of 2024, compared to $1.088 billion in the year-ago quarter. This increase primarily reflects more favorable underwriting and higher net investment spread results, partially offset by lower net fee income and higher expenses.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $966 million for the third quarter of 2024, compared to $941 million in the year-ago quarter.

Institutional Retirement Strategies:
•Reported adjusted operating income of $438 million in the current quarter, compared to $439 million in the year-ago quarter as higher net investment spread results were offset by higher expenses.

•Net account values of $279 billion, a record high, increased 13% from the year-ago quarter, reflecting the benefits of business growth and market appreciation. Sales in the current quarter of $11 billion included funded pension risk transfer transactions of $6.3 billion and longevity risk transfer transactions of $2.8 billion. Year-to-date sales of $26 billion increased 84% from prior year-to-date.

Individual Retirement Strategies:
•Reported adjusted operating income of $528 million in the current quarter, compared to $502 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, partially offset by lower fee income, net of distribution expenses and other associated costs.

•Net account values of $129 billion increased 17% from the year-ago quarter, driven by market appreciation. Sales of $3.6 billion in the current quarter increased 86% from the year-ago quarter, reflecting continued momentum of our registered index-linked annuity products and increased sales of fixed annuity products.

Group Insurance:
•Reported adjusted operating income of $82 million in the current quarter, compared to $89 million in the year-ago quarter. This decrease primarily reflects higher expenses.
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Prudential Financial, Inc. Third Quarter 2024 Earnings Release	Page 3

•Year-to-date sales of $487 million increased 3% from prior year-to-date, driven by growth in group disability and supplemental health.

Individual Life:
•Reported adjusted operating income of $60 million in the current quarter, compared to $58 million in the year-ago quarter. This increase primarily reflects more favorable underwriting results offset by lower net investment spread results.

•Sales of $210 million in the current quarter increased 13% from the year-ago quarter, driven by variable life sales.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $766 million for the third quarter of 2024, compared to $811 million in the year-ago quarter. This decrease primarily reflects less favorable underwriting results and higher expenses, partially offset by higher joint venture earnings and higher net investment spread results.
Life Planner:
•Reported adjusted operating income of $464 million in the current quarter, compared to $527 million in the year-ago quarter. This decrease primarily reflects less favorable underwriting results, higher expenses, and a net unfavorable impact from foreign currency exchange rates.

•Constant dollar basis sales(3) of $269 million in the current quarter increased 13% from the year-ago quarter, driven by growth in Japan and record high sales in Brazil.

Gibraltar Life & Other:
•Reported adjusted operating income of $302 million in the current quarter, compared to $284 million in the year-ago quarter. This increase primarily reflects higher joint venture earnings and higher net investment spread results, partially offset by less favorable underwriting results.

•Constant dollar basis sales(3) of $331 million in the current quarter increased 37% from the year-ago quarter, including growth across all channels.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $487 million for the third quarter of 2024, compared to a loss of $438 million in the year-ago quarter. Current quarter results primarily reflect higher expenses.
NET INCOME
Net income in the current quarter included $805 million of pre-tax net realized investment losses and related charges and adjustments, including $93 million of pre-tax net credit-related losses, $146 million of pre-tax losses related to net change in value of market risk benefits, $127 million of pre-tax losses related to market experience updates, and $49 million of pre-tax earnings from divested and run-off businesses.
Net loss for the year-ago quarter included $2.491 billion of pre-tax net realized investment losses and related charges and adjustments, largely driven by the impacts of rising interest rates, and also $97 million of pre-tax net credit-related losses, $251 million of pre-tax losses related to net change in value of market risk benefits, $111 million of pre-tax losses from divested and run-off businesses, and $143 million of pre-tax gains related to market experience updates.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Thursday, October 31, 2024, at 11:00 a.m. ET to discuss with the investment community the Company’s third quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through November 14. To access a replay via phone starting at 3:00 p.m. ET
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Prudential Financial, Inc. Third Quarter 2024 Earnings Release	Page 4
on October 31 through November 14, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13742770.

FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our recently announced planned reinsurance transaction and our strategy to deliver long-term value for our stakeholders, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as capital and other factors.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are
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Prudential Financial, Inc. Third Quarter 2024 Earnings Release	Page 5
expected to ultimately accrue to contractholders. Adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, adjusted operating income excludes impact of annual assumption updates and other refinements included in the above items.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.6 trillion in assets under management as of September 30, 2024, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: YeaJin Kim, Yeajin.Kim@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Adjusted operating income (loss) before income taxes (1):
PGIM	$241	$211	$616	$541
U.S. Businesses	1,108	1,088	3,017	2,804
International Businesses	766	811	2,364	2,435
Corporate and Other	(487)	(438)	(1,293)	(1,381)
Total adjusted operating income before income taxes	$1,628	$1,672	$4,704	$4,399
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(805)	$(2,491)	$(774)	$(2,879)
Change in value of market risk benefits, net of related hedging gains (losses)	(146)	(251)	(320)	(160)
Market experience updates	(127)	143	(112)	188
Divested and Run-off Businesses:
Closed Block division	2	2	(61)	(50)
Other Divested and Run-off Businesses	47	(113)	50	(22)
Equity in earnings of joint ventures and other operating entities and earnings attributable to noncontrolling interests	(43)	(11)	(113)	(42)
Other adjustments (2)	(3)	(9)	(16)	(24)
Total reconciling items, before income taxes	(1,075)	(2,730)	(1,346)	(2,989)
Income (loss) before income taxes and equity in earnings of joint ventures and other operating entities	$553	$(1,058)	$3,358	$1,410
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$448	$(802)	$2,784	$1,171
Income (loss) attributable to noncontrolling interests	3	11	(11)	11
Net income (loss)	451	(791)	2,773	1,182
Less: Earnings attributable to noncontrolling interests	3	11	(11)	11
Income (loss) attributable to Prudential Financial, Inc.	448	(802)	2,784	1,171
Less: Equity in earnings of joint ventures and other operating entities, net of taxes and earnings attributable to noncontrolling interests	35	5	119	15
Income (loss) (after-tax) before equity in earnings of joint ventures and other operating entities	413	(807)	2,665	1,156
Less: Total reconciling items, before income taxes	(1,075)	(2,730)	(1,346)	(2,989)
Less: Income taxes, not applicable to adjusted operating income	(228)	(591)	(376)	(667)
Total reconciling items, after income taxes	(847)	(2,139)	(970)	(2,322)
After-tax adjusted operating income (1)	1,260	1,332	3,635	3,478
Income taxes, applicable to adjusted operating income	368	340	1,069	921
Adjusted operating income before income taxes (1)	$1,628	$1,672	$4,704	$4,399

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Earnings per share of Common Stock:
Net income (loss) attributable to Prudential Financial, Inc.	$1.24	$(2.23)	$7.64	$3.15
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(2.24)	(6.85)	(2.15)	(7.87)
Change in value of market risk benefits, net of related hedging gains (losses)	(0.41)	(0.69)	(0.89)	(0.44)
Market experience updates	(0.35)	0.39	(0.31)	0.51
Divested and Run-off Businesses:
Closed Block division	0.01	0.01	(0.17)	(0.14)
Other Divested and Run-off Businesses	0.13	(0.31)	0.14	(0.06)
Difference in earnings allocated to participating unvested share-based payment awards	0.02	0.03	0.03	0.06
Other adjustments (2)	(0.01)	(0.02)	(0.04)	(0.07)
Total reconciling items, before income taxes	(2.85)	(7.44)	(3.39)	(8.01)
Less: Income taxes, not applicable to adjusted operating income	(0.61)	(1.59)	(1.05)	(1.76)
Total reconciling items, after income taxes	(2.24)	(5.85)	(2.34)	(6.25)
After-tax adjusted operating income	$3.48	$3.62	$9.98	$9.40
Weighted average number of outstanding common shares - basic	356.9	362.6	358.3	364.6
Weighted average number of outstanding common shares - diluted	358.7	363.8	359.9	365.8
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$448	$(802)	$2,784	$1,171
Less: Earnings allocated to participating unvested share-based payment awards	5	5	33	17
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$443	$(807)	$2,751	$1,154
After-tax adjusted operating income (1)	$1,260	$1,332	$3,635	$3,478
Less: Earnings allocated to participating unvested share-based payment awards	13	15	42	40
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,247	$1,317	$3,593	$3,438
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$30,416	$25,814
Less: Accumulated other comprehensive income (AOCI)	(4,844)	(7,831)
GAAP book value excluding AOCI	35,260	33,645
Less: Cumulative change in fair value of funds withheld embedded derivatives	(238)	—
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	(49)	(687)
Adjusted book value	$35,547	$34,332
End of period number of common shares - diluted	360.1	364.5
GAAP book value per common share - diluted	84.47	70.82
GAAP book value excluding AOCI per share - diluted	97.92	92.30
Adjusted book value per common share - diluted	98.71	94.19

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$630.4	$547.6
Retail customers	361.9	312.5
General account	407.6	358.5
Total PGIM	$1,399.9	$1,218.6
Institutional Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$15.7	$14.4	$77.8	$47.2
Net additions (withdrawals), excluding money market	$(4.5)	$(3.8)	$12.7	$(17.0)
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$16.4	$11.9	$46.6	$37.1
Net additions (withdrawals), excluding money market	$1.3	$(1.9)	$1.2	$(7.9)
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$11,081	$4,697	$26,082	$14,211
Net additions (withdrawals)	$4,462	$(3,084)	$6,882	$(4,909)
Total account value at end of period, net	$278,767	$245,660
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (3)	$3,618	$1,943	$10,402	$5,502
Sales, net of full surrenders and death benefits	$763	$198	$2,209	$635
Total account value at end of period, net	$128,825	$110,106
Group Insurance:
Annualized New Business Premiums (4):
Group life	$35	$61	$251	$255
Group disability	28	34	236	216
Total	$63	$95	$487	$471
Individual Life:
Annualized New Business Premiums (4):
Term life	$34	$33	$99	$87
Universal life	19	17	61	54
Variable life	157	136	420	391
Total	$210	$186	$580	$532
International Businesses:
International Businesses:
Annualized New Business Premiums (4)(5):
Actual exchange rate basis	$588	$491	$1,624	$1,489
Constant exchange rate basis	$600	$479	$1,652	$1,454

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	September 30,
	2024	2023
Assets and Assets Under Management and Administration:
Total assets	$760.3	$681.3
Assets under management (at fair market value):
PGIM	$1,399.9	$1,218.6
U.S. Businesses	128.6	116.5
International Businesses	18.1	16.4
Corporate and Other	11.3	9.8
Total assets under management	1,557.9	1,361.3
Assets under administration	189.8	164.7
Total assets under management and administration	$1,747.7	$1,526.0

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment, MyRock, Private Placement Variable Annuity and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(4)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 129 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.